                                                                   EXHIBIT 10.21

                                SERVICE AGREEMENT



                                     between



                Visteon International Business Development, Inc.
                            728 PARKLANE TOWERS EAST
                               DEARBORN, MI 48126

                  - hereinafter referred to as the "Company" -



                                       and



                             Dr. Heinz Pfannschmidt



                  - hereinafter referred to as the "Director" -


                - jointly hereinafter referred to as "Parties" -

GENERAL


By resolution of the Board of Directors of Visteon Corporation of Sept. 20, 2001 Dr. Heinz Pfannschmidt has been appointed an officer of Visteon Corporation. The appointment will become effective on November 1, 2001. With regard to the advisory services that Dr. Pfannschmidt will render to the Company, the Parties enter into the following

                               Service Agreement.


SECTION 1 POSITION OF THE DIRECTOR

(1) The Director has been assigned the title and function of the "President Europe and South America". He shall be appointed to the Board of Directors and be a statutory representative of the Company.

(2) The Director will be assigned to Visteon Holdings GmbH, Cologne and will render comprehensive management services and other advisory services related to the business operations and the entities of Visteon Corporation in Europe and South America. He shall render his services in accordance with applicable law, the Articles of Incorporation and By-laws of the Company and this Advisory Services Agreement, all as applicable from time to time.

         The Company may request the Director to assume specific functions and positions in entities affiliated with the Company that are incorporated in Europe or South America.

(3) The Director shall always safeguard the interests of the Company. Any business relations with suppliers, clients or other business partners of the Company must not be used for the personal benefit of the Director.

(4) The Director declares that he is not bound by obligations to provide services outside the Visteon group of companies, nor that he is subject to non-competition obligations.


SECTION 2 DUTIES AND RESPONSIBILITIES

         The Director shall conduct the business with the diligence of a conscientious businessman and shall conscientiously fulfill the services pursuant to Section 1 (2) of this Service Agreement.

SECTION 3 FREE DETERMINATION OF WORK PLACE AND TIME AND ADDITIONAL ACTIVITIES

(1) The Director shall be free to determine where and when he conducts the work underlying the services. The place and time for the performance of the actual advice shall be agreed among the Parties.

(2) The Company and the Director can agree that the Director shall, without additional compensation, also assume assignments to the Board of Directors, the Supervisory Board or similar functions in affiliated companies. The same shall apply to honorary functions in associations and similar organizations in which the Company participates or is a member.

(3) The assumption of any other paid or unpaid additional activity or honorary position including appointments to supervisory boards etc. require the prior written approval of the Board of Directors of the Company. The approval can be revoked at any time, whereby any provisions as to notice periods for termination of an assumed office must be taken into consideration.


SECTION 4 SALARY AND FULL COMPENSATION

(1)      The annual base salary shall amount to

                                DM 950,000 gross
             (in words: Deutsche Mark nine hundred fifty thousand).

(2) The annual base salary shall be paid in thirteen equal installments. The 13th monthly salary shall be paid together with the salary for the month of November. When joining or leaving during the course of the calendar year, the 13th monthly salary shall be paid pro rata temporis. This compensation shall cover holiday pay, Christmas bonus and the like, as well as any overtime worked. The salary is payable at the end of each respective month and shall be transferred to the checking account indicated by the Director.

(3) The base salary and the other compensation and benefits agreed in this Service Agreement shall constitute the full and entire compensation of the Director for the services rendered under this Agreement.


SECTION 5 VARIABLE COMPENSATION

         The Director will be entitled to participate in Visteon Corporation's Long Term Incentive Plans (currently in the form of the Visteon Corporation 2000 Incentive Plan), as it exists from time to time. The amounts named below are gross amounts and will be payable net of all applicable taxes and contributions to social security institutions. The Director shall be responsible for the payment of all taxes, in particular income tax and contributions to social security institutions. The performance targets will be determined by the Board of Directors of the Company in accordance with any available compensation plans applicable to the Company. They also require the approval of Visteon Corporation.

         (a) Under the Short Term Incentive Opportunity the Director shall be eligible for an amount of sixty percent of the annual base salary of the Director if the performance targets are reached in all respects.

         (b) Under the Long Term Incentive Plan the Director shall be eligible for an incentive opportunity of two hundred percent of the annual base salary of the Director if the performance targets are reached in all respects. The performance targets shall be determined as the achievement of certain financial and operational goals for Visteon Corporation and its affiliates over a three year period. Fifty percent of the opportunity shall be paid out in cash adjusted for performance, and twenty-five percent in Visteon Corporation common stock adjusted for performance. Twenty-five percent of the opportunity will be delivered in options relating to common stock in Visteon Corporation.


SECTION 6 RESTRICTED STOCK, STOCK OPTIONS AND STOCK OWNERSHIP

(1) The Director will be granted, within three months of the commencement of this Advisory Services Agreement, 25,000 shares of common stock of Visteon Corporation in the form of restricted stock. The restricted stock shall not be salable before the fifth anniversary of the commencement of this Service Agreement. Further details are set forth in the restricted stock plan of Visteon Corporation (currently in the form of the Visteon Corporation 2000 Incentive Plan), as it exists from time to time. The Director shall be responsible for all taxes, in particular income tax, and contributions payable in connection with the receipt and sale of the restricted stock.

(2) The Director will be granted, within three months of the commencement of this Service Agreement, stock options relating to 45,000 shares of common stock of Visteon Corporation that will vest ratably over a three-year period starting with the commencement of this Service Agreement. The strike price for these options shall be the average of the high and low prices for shares of common stock in Visteon Corporation quoted on the New York Stock Exchange on the date this Service Agreement commences or on the next following trading day if trading does not occur on the commencement date of this agreement. Further details are set forth in the stock option plan of Visteon Corporation, as it exists from time to time. The Director shall be responsible for all taxes, in particular income tax, and contributions payable in connection with the receipt and exercise of the stock options and the sale of the shares received upon such exercise.

SECTION 7 SIGN-ON BONUS

         The Director will receive, within three months of the commencement of this Service Agreement, a sign-on bonus in the amount of the sum of the lost bonus from his previous employer and the Visteon target for two months of 2001. The amounts named in this Section 7 are gross and will be payable net of all applicable taxes and contributions to social security institutions. The Director shall be responsible for the payment of all taxes, in particular income tax and contributions to social security institutions.

         (a) The lost bonus constitutes the amount that the Director would have received as a bonus from his previous employer for the full calendar year 2001 had he not terminated his employment with his previous employer effective October 31, 2001. The lost bonus for the purposes of this Section 7 shall not exceed US$ 350,000 gross.

         (b) The Visteon target for the Director for the year 2001 amounts to US$ 95,000. For the purposes of this Section 7 the annual target is divided by six to obtain the two-months number.


SECTION 8 FLEXIBLE PERQUISITE PLAN

         For each complete calendar year, the Director shall receive reimbursement of expenses for financial planning, security, physical examination, membership in clubs or for other purposes, and it shall be available to the Director during the course of the calendar year as he sees fit. Reimbursements will be made up to an amount equivalent to US$ 15,000.00 gross. If the Director either starts or ends his services during the course of a calendar year, the amount payable under the flexible perquisite plan shall be prorated. The Director shall be liable for all taxes, dues and contributions payable for this amount.


SECTION 9 STATUTORY SOCIAL SECURITY CONTRIBUTIONS

         The Company shall pay 50% of the contributions to be made to the statutory pension-, unemployment-, health-, and nursing insurance on behalf of the Director. To the extent that the Director is not a member of a statutory health- or nursing insurance (Pflegeversicherung), the Company shall pay the Director 50% of those contributions that would otherwise be made to the respective social security carrier.

SECTION 10 GROUP ACCIDENT INSURANCE

         Within the scope of a voluntary casualty insurance program, the Company shall take out a casualty insurance (in addition to the statutory casualty insurance with the vocational league or Berufsgenossenschaft) for following amounts:

         In case of death                            DM 300,000.00
         Invalidity                                  DM 600,000.00
         Per diem allowance from the 43rd day        DM     100.00
         Medical care (Heilkosten) up to             DM   2,000.00 (secondary)
         Recovery costs up to                        DM   5,000.00.

         The insurance coverage shall include any business related or private accidents of daily life and shall be applicable anywhere in the world at land, at sea, or in the air.

         In the event of death the legal heirs shall be the beneficiaries. However, the Director shall be entitled to name a different person as beneficiary by submitting a respective declaration to the personnel department.

         The Company retains the right to revoke at any time the described insurance coverage.

         Taxes due in connection with the monetary advantages based on payment of premiums shall be paid as a lump sum. The Company shall charge the Director the amount of the taxes paid.

         The insurance coverage shall expire upon termination of this Service Agreement.


SECTION 11 LIFE INSURANCE

         The Company shall take out a renewable term insurance policy (Risikolebensversicherung) for the event of death of the Director in the amount of DM 400,000. The beneficiaries of this insurance policy shall be the heirs of the Director.


SECTION 12 COMPANY PENSION SCHEME

         The Director shall receive a company pension. The terms shall be subject to a separate agreement

SECTION 13 COMPANY CAR

         The use of company cars will be provided by Visteon Holdings GmbH under its pertinent terms and conditions.


SECTION 14 SALARY PAYMENT IN THE EVENT OF ILLNESS OR DEATH

(1) In the event of disability for service due to illness (krankheitsbedingte Arbeitsunfahigkeit), the Company shall continue to pay the Director the monthly salary pursuant to Section 4 for up to six weeks. In addition, the Company shall pay the difference between the last net monthly salary pursuant to Section 4 and the amount which the statutory health insurance pays, or would pay, if the Director had statutory health insurance coverage (company health insurance benefits or BKK-Krankengeldsatz) for a total period of up to twelve months.

(2) To the extent that the Director has damage claims towards third party for loss of wages due to disability of service, the Director hereby assigns such claim to the Company insofar as the Company continues to pay his salary or other benefits in money's worth and to make contributions to the social security carrier and other third parties in accordance with this Agreement. The Director shall immediately provide the Company with the information which is necessary for the assertion of the claim.

(3) In the event of death, the dependants (widow and children entitled to support) shall receive the full salary for the month of death and the three subsequent months.


SECTION 15 DATA STORAGE

         The Director agrees that his personal data is stored and processed in accordance with statutory provisions.


SECTION 16 NON-COMPETE

         During the term of this Service Agreement, the Director shall not be allowed to act as a self-employed entrepreneur, an employee or in any other way for or on behalf of a direct or indirect competitor of the Company. Furthermore, the Director shall not be allowed to establish or to acquire such a competitor or to directly or indirectly participate in such a competing company.

SECTION 17 RETURN OF DOCUMENTS

(1) At the termination of this Service Agreement, or in the event of a release of the Director from his duties, the Director is obliged to immediately and fully return to the Company all items of property and documents that relate to the Company. This shall apply, in particular, to keys, books, data-carriers, printed items of any kind, documentation or drafts as well as extracts or copies thereof. The Director shall have no right of retention with respect to these items and documents.

(2) All aforementioned items shall remain, or become at the time of creation, the property of the Company.


SECTION 18 INVENTIONS

(1) The Director transfers to the Company in advance all patentable or other inventions, developments, and industrial property rights eligible for protection made or acquired by him during the term of this Service Agreement. To the extent that such transfer cannot be made in advance, the Director is under the obligation to make such transfers as soon as possible. These obligations shall apply to domestic, foreign, and international rights.

(2) The Company shall be obliged to register the inventions of the Director and to inform the Director of such registration.

(3) The Director receives no special compensation. The compensation for the transfer of these rights pursuant to subsection (1) is included in the compensation stipulated in this Agreement.


SECTION 19 TERM

(1)      This Service Agreement shall become effective on November 1, 2001.

(2) This Service Agreement ends automatically at the respective times stated in the cases listed below without requiring a special termination notice:

         (a) upon expiration of the time period for which the Director has been appointed an officer of Visteon Corporation;

         (b) upon resignation from the appointment as an officer of Visteon Corporation; and

         (c) when the Managing Director-Service Agreement between the Director and Visteon Holdings GmbH ends.

(3) In addition, the Service Agreement may be terminated by either side (i) within the first 12 months of this Agreement with a notice period of 36 months, and (ii) after expiry of the first 12 months with a notice period of 24 months.

         Upon declaration of termination of this Service Agreement or upon declaration of termination of the Managing Director-Service Agreement between the Director and Visteon Holdings GmbH, the Director may demand that the payments payable to him under this Service Agreement during the notice period are settled by payment of a singular amount. This singular amount shall consist of the sum of all individual amounts after they have been discounted. In the event of termination after the expiry of the first 12 months of this Agreement, the Managing Director may also demand that the payments due to him be distributed evenly over a period of 36 months. Such distribution shall not otherwise constitute an extension of this Agreement.

(4) The appointment of the Director as an officer of Visteon Corporation can be revoked by Visteon Corporation at any time. The revocation of the appointment shall constitute a termination of this Service Agreement by the Company with the notice period stated in subsection
         (3) above.


SECTION 20 CONFIDENTIALITY

         For the duration of this Service Agreement and thereafter the Director shall be obliged to treat as confidential all information or data relating to the Company, or any of its affiliated companies, of which he becomes aware and shall not to disclose any documents concerning the Companies, or any of its affiliated companies, either himself or through third parties. This refers specifically to business and operational secrets, know-how, information, designs, manufacturing processes, formulas, patents, and improvements as well as financial information and customer lists that concern the business activities or products of the Company or of its affiliated companies. The same obligations shall apply with regard to any predecessors in business, suppliers, agents, distributors or customers.


SECTION 21 POST-CONTRACTUAL NON-COMPETE

(1) For a duration of two years following the termination of the Service Agreement, the Director agrees not to work for a company that competes with the Company, or a company affiliated with the Company (competing company or Konkurrenzunternehmen). Free-lancing or consulting activities shall also not be permissible. The non-compete obligation shall not apply if the Service Agreement terminates due to permanent disability (dauernde Arbeitsunfahigkeit). The Company may, at any time, waive the non-compete obligation with a notice period of three months.

(2) The Company shall pay the Director a compensation for the duration of the non-compete obligation in the amount of 50% of the salary pursuant to Section 4.

(3) If the non-compete obligation is breached, the Company shall be under no obligation to pay the compensation.


SECTION 22 FINAL PROVISIONS

(1) This Service Agreement is agreed under the condition precedent that the Managing Director-Service Agreement between the Director and Visteon Holdings GmbH has been duly executed and has come into full force and effect.

(2) Furthermore, the Director agrees to inform the Company without delay of any change of residence. In this respect all legal acts of the Company shall be deemed as having been validly effected, if they have been made under the address last notified by the Director.

(3)      Changes or amendments of this Service Agreement require written form.

(4) If individual provisions of this Service Agreement or parts of provisions of this Service Agreement are or become void, the validity of the other provisions of this Agreement shall not be affected thereby. The void provision shall be replaced by a legal provision which comes as close as possible to the economic and legal rationale of the void provision. The same shall apply accordingly to gaps in this Agreement.

(5) Claims arising under this Service Agreement are to be made within a period of six months after they become due. Otherwise these claims shall be excluded.

(6)      This contract will be exclusively governed by Michigan law.



Dearborn, October 23, 2001                          Bargum, October 23, 2001


For the Company


/s/ Robert Marcin                                   /s/ Dr. Heinz Pfannschmidt
-----------------                                   --------------------------
Robert Marcin                                       Dr. Heinz Pfannschmidt